Exhibit 10.15

FIRST INTERSTATE BANCSYSTEM, INC. 2023 EQUITY AND INCENTIVE PLAN PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT (TSR)

This Performance Restricted Stock Unit Grant Agreement (“Agreement”) is made and entered into as of the date specified in Exhibit A (referred to as “Grant Date”) between First Interstate BancSystem, Inc. (the “Company”), and the below named Participant, an Employee of the Company.
The Company and Participant agree as follows:
1.Precedence of Plan. This Agreement, including all the Performance Restricted Stock Units granted under it, is governed by the First Interstate BancSystem, Inc. 2023 Equity and Incentive Plan, (the “Plan”) and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any capitalized terms used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.
2.Grant of Performance Restricted Stock Unit Award. Participant is hereby granted a Performance Restricted Stock Unit Award for the number of Performance Restricted Stock Units as listed in the Notice of Performance Restricted Stock Unit Award attached hereto as Exhibit A. The Performance Restricted Stock Units represent the right to receive shares of the Company’s Common Stock (or, if determined in the discretion of the Committee, the right to receive a cash amount equal to the Fair Market Value based on shares of the Company’s Common Stock). The Performance Restricted Stock Units shall be credited to a separate account maintained for Participant on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company. Notwithstanding the foregoing, if Participant primarily lives or works in Colorado at the time Participant signs this Agreement, Participant agrees that Participant shall not be eligible for the grant of such Performance Restricted Stock Unit Award herein unless Participant signs and returns the Notice of Restrictive Covenants provided in connection with this Agreement. For any such Participant, this Agreement shall become effective on the latest date of the following: (a) fourteen (14) days following Participant’s receipt of this Agreement and return of the executed Notice of Restrictive Covenants provided in connection with this Agreement, and (b) the date of Participant’s execution of this Agreement.
3.Vesting.
a.Vesting. Except as otherwise provided herein, provided Participant’s Continuous Service has not terminated from the Grant Date through the Vesting Date (as defined in the Notice of Performance Restricted Stock Unit Award attached hereto as Exhibit A), the Performance Restricted Stock Units shall vest and a specified number of shares of Common Stock (or cash) will become issuable in settlement of such Performance Restricted Stock Units as of the Vesting Date as determined based on the application of the applicable TSR Payout Percentage (as defined below), to the extent the performance criteria set forth below are met over the Performance Period (as defined below).
i.The proportion of Performance Restricted Stock Units that will vest and the number of shares of Common Stock issuable in settlement of the Performance Restricted Stock Units to a Participant will be based on the percentile ranking of the Company over the Performance Period, relative to the Comparator Banks, of its Total Shareholder Return (“TSR”), calculated using a closing price average of the 20 trading days immediately prior to the first day of the Performance Period and the last 20 trading days of the Performance Period. All such determinations regarding TSR performance will be determined by the Committee following the end of the Performance Period and prior to the Vesting Date and all such determinations will be final and binding on all parties. The TSR calculation will assume dividends paid during the Performance Period are reinvested on the next business day in shares of stock.
ii.For purposes of this Agreement, the following terms are defined below:
1.“Comparator Banks” means the component companies of the KBW Nasdaq Regional Banking Index (the “KRX”) as of the first day of the Performance Period. Changes to the components of the KRX throughout the Performance Period will not impact the companies comprising Comparator Banks, provided that only those companies that continue to trade on a major exchange throughout the entire Performance Period will be included in Comparator Banks at the time performance results are determined. The Company itself will not be included in the set of Comparator Banks.
2.“Performance Period” means the Performance Period as set forth in Exhibit A.

iii.The amount, if any, of Performance Restricted Stock Units that will vest as of the Vesting Date and the number of shares of Common Stock that will be issued in settlement, subject to the Participant’s Continuous Service from the Grant Date through the Vesting Date, will be (i) the aggregate number of Performance Restricted Stock Units as listed in the Notice of Performance Restricted Stock Unit Award multiplied by (ii) the payout percentage set forth below that is based on the percentile ranking of the Company over the Performance Period, relative to the Comparator Banks for TSR (“TSR Payout Percentage”). Any fraction shares of Common Stock issuable will be rounded down to the nearest whole number:
1.If the Company’s percentile rank is less than 25%, the TSR Payout Percentage will be 0%, such that 0% of the Performance Restricted Stock Units contingent on such applicable payout percentage will become vested as of the Vesting Date and all such Performance Restricted Stock Units will be forfeited.
2.If the Company’s percentile rank is greater than or equal to 25% and less than 50%, the TSR Payout Percentage will be between 50% and 100% such that between 50% and 100% (the actual amount determined by linear interpolation) of the Performance Restricted Stock Units contingent on such applicable payout percentage will vest on the Vesting Date.
3.If the Company’s percentile rank is greater than or equal to 50% and less than 90%, the TSR Payout Percentage will be between 100% and 200% such that between 100% and 200% (the actual amount determined by linear interpolation) of the Performance Restricted Stock Units contingent on such applicable payout percentage will vest on the Vesting Date.
4.If the Company’s percentile rank is greater than or equal to 90%, the TSR Payout Percentage will be 200% such that 200% of the Performance Restricted Stock Units contingent on such applicable payout percentage will vest on the Vesting Date.
5.Notwithstanding the above, if the Company’s calculated TSR over the Performance Period is negative, the TSR Payout Percentage will not exceed 100%.
The vesting under this Section 3(iii) is illustrated by the following table:

Percentile Rank to Peers	<25%	25%	50%	90%
Payout Percentage	0%	50%	100%	200%
b.Death or Disability of Participant. If, prior to the Vesting Date, Participant’s Continuous Service terminates due to death or a Disability, Participant will vest in and be entitled to 100% of the Performance Restricted Stock Units as of the date of the Participant’s termination of Continuous Service due to death or Disability (“Death or Disability Vesting Date”), provided such termination of Participant’s Continuous Service constitutes a “separation from service” as defined under Section 409A (“Separation from Service”), regardless of the attainment of the performance criteria as of the last day of the Performance Period.
c.Retirement. If Participant has not had a Separation of Service from the Grant Date through the date on which Participant becomes Retirement-Eligible, Participant will remain entitled to the Performance Restricted Stock Units, subject to the level of attainment of the performance criteria as of the last day of the Performance Period (“Retirement Vesting Date”), regardless of whether Participant has a Separation from Service following the date of which Participant becomes Retirement-Eligible. For purposes of this Agreement, “Retirement-Eligible” means the date on which Participant attains the age of 65.
d.Separation from Service in Connection with Change in Control. In the event of a Participant’s Separation from Service as a result of either the Participant’s termination of Continuous Service (i) without Cause or (ii) by Participant for Good Reason during the 24-month period following the closing date of a Change in Control (“Involuntary Termination”), Participant will vest in and be entitled to 100% of the Performance Restricted Stock Units as of the date of such Separation from Service. (“Involuntary Termination Vesting Date”).
4.Forfeiture.
a.Forfeiture. Except as provided in paragraphs 3.b., 3.c., and 3.d. above, in the event that Participant has a Separation from Service prior to the Vesting Date, all Performance Restricted Stock Units will be forfeited to the Company as of the date of Participant’s Separation from Service and Participant shall have no further rights with respect to such Performance Restricted Stock Units. Notwithstanding the foregoing, in the event that Participant’s Separation from Service is as a result of termination by the Company for Cause at any time, Participant will forfeit all Performance Restricted Stock Units granted under this Agreement, regardless if vested or unvested as of the date of such Separation from Service.
b.Clawback. Pursuant to Section 15.2 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company, including the First Interstate BancSystem, Inc. Clawback Policy. By accepting this Performance Restricted Stock Unit Award, Participant agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.
5.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, prior to and until such time as the Performance Restricted Stock Units are settled or paid out in accordance with Section 7, the Performance Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Restricted Stock Units will be forfeited by Participant and all of Participant’s rights to such Performance Restricted Stock Units shall immediately terminate without any payment or consideration by the Company.
6.Rights as a Shareholder.
a.Voting and Other Rights. Except as set forth in Section 6(b) below with respect to certain Dividend Equivalent rights, Participant shall have no rights of a shareholder and will not be treated as an owner of any shares of Common Stock issuable in settlement of this Performance Restricted Stock Unit Award, except with respect to shares of Common Stock that have actually been issued in settlement of any Performance Restricted Stock Units.
b.Dividend Equivalent Rights. If, on or after the Grant Date but prior to date of settlement or payment of any Performance Restricted Stock Units in accordance with Section 7, the Company declares a cash or stock dividend on the shares of Common Stock, prior to the date of settlement or payment, Participant’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to Participant if one share of Common Stock had been issued on the Grant Date for each Performance Restricted Stock Unit that becomes issuable to Participant as of the date of settlement or payment under Section 7. Dividend Equivalents shall be subject to the same vesting terms as the Performance Restricted Stock Units to which they are attributable and shall be paid on the same date that the Performance Restricted Stock Units to which they are attributable are settled or paid in accordance with Section 7 hereof. Dividend Equivalents credited to a Participant’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.
7.Settlement of Performance Restricted Stock Units. Subject to Section 9, in the event that one or more Performance Restricted Stock Unit vests as of the Vesting Date or, if earlier, the Retirement Vesting Date, the Company will issue, within 45 days following the Vesting Date: (i) a number of shares of Common Stock (or, in the Committee’s discretion, a lump sum cash payment equal to the Fair Market Value of such shares of Common Stock) to Participant in settlement and payment of the vested Performance Restricted Stock Units equal to the number of then-vested Performance Restricted Stock Units and (ii) a lump sum of cash equal to any Dividend Equivalents credited with respect to such vested Performance Restricted Stock Units or, at the discretion of the Committee, shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents. Notwithstanding the foregoing, and subject to Section 9, in the event that one or more Performance Restricted Stock Unit vests prior to the Vesting Date or the Retirement Vesting Date, with such vesting occurring on the Death or Disability Vesting Date or Involuntary Termination Vesting Date, settlement of the Performance Restricted Stock Units, in an amount determined as described in this Section 7 above, will be made to Participant within 45 days of the applicable Death or Disability Vesting Date or Involuntary Termination Vesting Date. Participant shall have no further rights with respect to any Performance Restricted Stock Units that are paid or that terminate pursuant to Sections 3 or 4 as of the date of settlement or payment pursuant to this Section 7.
8.Stock Register. On the date of payment or settlement of any Performance Restricted Stock Units in accordance with Section 7, to the extent payment is made in shares of Common Stock, the Company will deliver to Participant (or in the case of Participant’s death, to Participant’s beneficiary) the shares of Common Stock (rounded down to the nearest full share) by entering such shares in book-entry form.
9.Withholding. Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Participant pursuant to this Agreement and the Plan, the amount of any required withholding taxes in respect of the Performance Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Participant to satisfy any federal, state, local, FICA or similar tax withholding obligation by any of the following means, or by a combination of such means: (i) tendering a cash payment, including through withholding from other compensation payable by the Company to Participant or (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to Participant; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement or payment of the Performance Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Performance Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items.
10.Non-Solicitation. Participant hereby covenants and agrees that, during the Period of Restriction, Participant shall not, without the written consent of the Company, either directly or indirectly, (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of First Interstate BancSystem, Inc. or any of its direct or indirect subsidiaries or affiliates (collectively “FIB”), to terminate or interrupt such officer’s or employee’s Continuous Service with FIB and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with FIB within the Restricted Area, or (ii) within the Restricted Area, solicit business from any customer of FIB, divert or attempt to divert any business from FIB, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of FIB or any other person or entity associated or doing business with FIB (or proposing to become associated or to do business with FIB) to terminate such person’s or entity’s relationship with FIB (or to refrain from becoming associated with or doing business with FIB) or in any other manner to interfere with the relationship between FIB and any such person or entity. Notwithstanding the foregoing, the provisions of Section 10 shall only apply to such customers, agents, suppliers, and other persons with whom Participant had contact or about whom Participant obtained knowledge or had access to information during Participant’s employment with FIB.
Participant agrees that the covenants herein are (a) reasonable and necessary for the protection of the Company’s legitimate interests, including, but not limited to, its trade secrets, confidential business information, and goodwill, (b) not against the public interest, and (c) do not place an unreasonable burden on Participant’s ability to earn a living.
a.Definitions. For purposes of the non-solicitation covenants above in Section 10, the following terms shall have the following definitions:
(1)“Period of Restriction” means a period of twelve (12) months following the termination of Participant’s Continuous Service with FIB for any reason, unless a court of competent jurisdiction determines that the period is unenforceable under applicable law because it is too long in which case the applicable period shall be the longest of the following periods that the court determines is reasonable under the circumstances: nine (9) months after the termination of Participant’s Continuous Service with FIB for any reason or six (6) months after the termination of Participant’s Continuous Service with FIB for any reason.
(2)“Restricted Area” means within fifty (50) miles of the locations in which FIB has business operations, headquarters or offices or has filed an application for regulatory approval to establish an office, unless a court of competent jurisdiction determines that the geographic territory is unenforceable under applicable law because it is too large in which case the geographic territory will be the broadest of the following territories that the court determines is reasonable under the circumstances: within twenty-five (25) miles of the locations in which FIB has business operations or has filed an application for regulatory approval to establish an office, within ten (10) miles of the locations in which FIB has business operations or has filed an application for regulatory approval to establish an office or within five (5) miles of the locations in which FIB has business operations or has filed an application for regulatory approval to establish an office.
b.Limited Application of Sections 10 in Certain States. FIB acknowledges and agrees that, in certain states the covenants contained in Section 10 may have limited applicability. FIB intends for this Agreement to comply fully with state and local laws and, as such, acknowledges that Section 10 is limited in the following states; and, to the extent that there are additional limitations not acknowledged herein, FIB intends for Section 10 to be read and applied in full compliance with applicable state laws. Further, to the extent any state not listed limits enforceability of a covenant if the employee’s annual compensation is insufficient for enforceable post-employment non-competition restrictions, such limitation is incorporated by reference.
(1)Idaho. If Participant’s primary work location is in Idaho as of the date upon which Participant executes this Agreement, or upon the cessation of employment, then Section 10 of this Agreement shall not apply unless Participant is a “key employee” under Idaho Code § 44-2701.
(2)Nebraska: If Participant's primary work location is in Nebraska as on the date upon which Participant executes this Agreement, or upon the cessation of employment, then Section 10(ii) of this Agreement shall only apply to customers, agents, suppliers, and other persons with whom Participant had personal contact and did business with during Participant’s employment with FIB.
(3)North Dakota. If Participant’s primary work location is in North Dakota as of the date upon which Participant executes this Agreement, or upon the cessation of employment, then Section 10(i) of this Agreement shall be replaced in its entirety with the following language: "(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of First Interstate BancSystem, Inc. or any of its direct or indirect subsidiaries or affiliates (collectively “FIB”), that Participant had contact or about whom Participant obtained knowledge or had access to information during the last two years of Participant's employment with FIB, to terminate or interrupt such officer’s or employee’s Continuous Service with FIB and accept employment or become affiliated with, or provide services for compensation in a capacity similar to those performed for FIB in the person's last two years of employment, any business whatsoever that competes with FIB within the Restricted Area.”
(4)South Dakota. If Participant’s primary work location is in South Dakota as of the date upon which Participant executes this Agreement, or upon the cessation of employment, then Section 10(ii) of this Agreement shall be replaced in its entirety with the following language: “(ii) within the Restricted Area, solicit existing customers of FIB.”
11.General Provisions.
a.Tax Advisor Consultation. Participant represents Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
b.Data Privacy. In order to administer the Plan, the Company may process personal data about Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.
c.Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that the Company may deliver or cause to be delivered the Plan prospectus and the Company’s annual report to Participant in an electronic format. The Company’s prospectus is available electronically within the Participant’s Fidelity account at https://nb.fidelity.com and the Company’s annual report is located electronically at www.fibk.com. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact Fidelity Stock Plan Services at (800) 544-9354 to request paper copies of these documents.
d.Fractions. To the extent that the Company is obligated to issue a fractional number of Performance Restricted Stock Units, such number will be rounded down to the nearest whole share number.
e.Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that they have received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.
f.Not an Employment or Service Contract. This Agreement is not an employment or service contract and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the service of the Company or an Affiliate or of the Company or an Affiliate to continue Participant in the service of the Company or an Affiliate.

g.Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.
h.Interpretation. The interpretations and constructions of any provision of and determinations of any question arising under the Plan or this Agreement will be made by the Company, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.
i.Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in the state or federal court located in Wilmington, Delaware, and the parties irrevocably submit to the exclusive jurisdiction of that court for any action, suit or proceeding, and hereby waive any right to contest such jurisdiction or change such venue on any grounds.
j.Successors. This Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
k.Further Documents. Upon request of the Company, Participant shall execute any further documents or instruments which the Company deems necessary or reasonably desirable to carry out the purposes or intent of this Agreement.
l.Adjustment for Stock Split. All references to the number of Performance Restricted Stock Units and shares of Common Stock in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the shares of Common Stock which may be made after the date of this Agreement.
m.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
n.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Performance Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.
o.Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended, as reasonably requested by the Company, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. A termination of Continuous Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of Continuous Service unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination of Continuous Service,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in the Agreement, if Participant is deemed a "specified employee" within the meaning of Section 409A, as determined by the Committee, at a time when Participant becomes eligible for settlement or payment of the Performance Restricted Stock Units as a result of their Separation from Service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement or payment will be delayed until the earlier of: (a) the business day following the date that is six months following Participant’s Separation from Service and (b) Participant’s death.

IN WITNESS WHEREOF, the Company, by a duly authorized officer of the Company, and Participant have executed this Agreement effective as of the Grant Date as stated in Exhibit A.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	Kevin Riley	Signed Electronically
Title:	President and CEO	Participant Signature

Address:	401 North 31st
Billings, MT 59116

EXHIBIT A

NOTICE OF PERFORMANCE RESTRICTED STOCK UNIT AWARD
FIRST INTERSTATE BANCSYSTEM, INC.

Participant Name

Participant ID

Plan Name	First Interstate BancSystem, Inc. 2023 Equity and Incentive Plan

Number of Performance Restricted Stock Units

Vesting and Payout Percentage Range	0% to 200%

Grant Date

Performance Period	January 1, 2024 to December 31, 2026

Vesting Date	March 15, 2027

Performance Metrics	Total Shareholder Return (TSR)